Exhibit 99

April 29, 2015

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

For further information
Contact Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES FIRST QUARTER 2015 EARNINGS

Wheeling, WV, April 29, 2015-First West Virginia Bancorp, Inc. (NYSE MKT: FWV) President and Chief Executive Officer, William G. Petroplus, today announced first quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N.A., Wheeling, West Virginia.

The Company reported net income of $1,038,000 or $.60 per share for the three months ended March 31, 2015 compared to $446,000 or $.26 per share for the same period during 2014. The increase in net income for the three months ended March 31, 2015 as compared to the same period in 2014 of $592,000 was primarily the result of the increase in noninterest income as well as the increase in net interest income, offset in part by an increase in income tax expense and an increase in noninterest expenses. Noninterest income increased $992,000, primarily due to the net gains on available for sale securities. Net interest income increased $136,000, or 6.7%, primarily due to the increase in the interest and fees earned on loans combined with the slight reduction in the expense paid on interest bearing liabilities, offset in part by a decline in the interest earned on investment securities. Income tax expense increased $433,000 during the first quarter of 2015 as compared to the same period in 2014 primarily due to the net gains on available for sale securities. Noninterest expenses increased $103,000, or 5.4%, during the three month period ended March 31, 2015 compared to the same period in 2014 primarily due to an increase in salary and employee benefit expenses combined with slight increases in occupancy expenses and other operating expenses. The ROAA was 1.26% for the three months ended March 31, 2015 as compared to .54% for the same period of the prior year. For the three months ended March 31, 2015 compared to March 31, 2014, the ROAE was 12.29% and 5.41%, respectively.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	March 31, 2015	December 31, 2014

AT PERIOD END
Total Assets	340,865	332,390
Total Deposits	274,541	272,143
Total Loans	102,844	99,217
Total Investment Securities	198,648	197,079
Shareholders’ Equity	36,230	34,872
Shareholders’ Equity Per Share of Common Stock	21.08	20.29

(Dollars in thousands, except share and per share data)	March 31, 2015	March 31, 2014

FOR THE THREE MONTHS ENDED
Net Income	1,038	446
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.60	.26
Dividends Per Share of Common Stock	.20	.20
Return on Average Assets	1.26%	.54%
Return on Average Equity	12.29%	5.41%

First West Virginia Bancorp, Inc. stock is traded on the NYSE MKT under the symbol “FWV.”